UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 22, 2022

Assure Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-40785	82-2726719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 500 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720-287-3093

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IONM	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2022, Assure Holdings Corp. (the "Company") entered into an underwriting agreement (the "Underwriting Agreement") with Aegis Capital Corp. (the "Underwriter"). Pursuant to the Underwriting Agreement, the Company agreed to sell in an underwritten offering (the "Offering") an aggregate of 5,576,087 shares of the Company's common stock at a public offering price of US$1.12 per share, for gross proceeds of approximately US$6.2 million, less underwriting discounts. Under the terms of the Underwriting Agreement, the Company granted the Underwriter a 45-day option to purchase up to an additional 836,413 shares of common stock of the Company at a public offering price of US$1.12 per share less underwriting discounts.

The offering is expected to close on or about August 24, 2022, subject to the satisfaction of customary closing conditions. The common stock is listed on the Nasdaq Capital Market.

The Offering is being made in the United States pursuant to the Company's effective registration statement on Form S-3 (File No. 333-266730) and an accompanying prospectus previously filed with the Securities and Exchange Commission and a preliminary and final prospectus supplement thereunder.

Aegis Capital Corp. is acting as sole book-running manager for the offering. The underwriting discounts will be 7.0% of the gross proceeds in the Offering, or $0.0784 per share of common stock. We have also agreed to reimburse Underwriter for certain of its expenses, in an amount of up to $50,000 including for road show, diligence, and reasonable legal fees.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made on purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations upon by the contracting parties.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The Underwriting Agreement contains representations, warranties and covenants of the Company and the Underwriter that are customary for transactions of this type. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Dorsey & Whitney LLP relating to the legality of the shares of common stock of the Company in the Offering is filed as Exhibit 5.1 of this current report on Form 8-K.

Item 9.01  Exhibits

Exhibit No.	Name
1.1	Underwriting Agreement, dated August 22, 2022, between Assure Holdings Corp. and Aegis Capital Corp.*
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURE HOLDINGS CORP.

Date: August 24, 2022	By:	/s/ John Price
	Name:	John Price
	Title:	Chief Financial Officer